UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

BRERA HOLDINGS PLC

(Exact name of registrant as specified in its charter)

Ireland	Not Applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Connaught House, 5th Floor

One Burlington Road

Dublin 4

D04 C5Y6

Ireland

(Address of principal executive offices, including Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class B Ordinary Shares, nominal value $0.05 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

On April 24, 2026, the Board of Directors of Brera Holdings PLC (the “Company”) approved the issuance by the Company of one purchase right (each, a “Right”) for every Class B ordinary share, nominal value $0.05 per share of the Company (“Ordinary Share”), outstanding at the close of business on May 5, 2026, to the holders of record on that date. In connection with the issuance of the Rights, the Company has entered into a Rights Agreement (the “Rights Agreement”), dated as of April 24, 2026, by and between the Company and Equiniti Trust Company, LLC, as rights agent.

Each Right represents the right to purchase one Ordinary Share, upon the terms and subject to the conditions of the Rights Agreement. The Rights will expire on April 23, 2027.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, a copy of which is attached as Exhibit 4.1 hereto and incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under “Summary of the Rights Agreement” in the Company’s Report on Form 6-K filed with the Securities and Exchange Commission on April 24, 2026, and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2. Exhibits.

4.1	Rights Agreement, dated as of April 24, 2026, by and between Brera Holdings PLC and Equiniti Trust Company, LLC, as rights agent (incorporated by reference to the Company’s Report on Form 6-K filed with the Securities and Exchange Commission on April 24, 2026).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BRERA HOLDINGS PLC

Date: April 24, 2026	By:	/s/ Guy Hirsch
Guy Hirsch Interim Chief Operating Officer

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